Exhibit 13

YOU

BANKING

2019 ANNUAL REPORT

Peoples Bank

NorthWest Indiana BANCORP


INTEGRITY
EXCELLENCE
STABILITY
COMMUNITY

THE FIRST 110 YEARS

As we look forward to the future while celebrating our 110th anniversary, we remain grounded in our core values that have brought us to where we are today. Those values have sustained us through the years and will guide us as we grow. At Peoples Bank, we recognize our responsibility as an active participant in the community to support financial stability in all aspects of business.

Peoples Bank continues to build upon the mission of helping customers and communities be more successful. We do this by emphasizing all areas of the customer experience - treating people with respect, honesty, and having genuine concern for others' needs.

Our focus has always been to empower customers to manage their finances and support them in every phase of their lives while enabling them to bank however they choose. This is because we consider every individual and organization we work closely with when making decisions. We also understand the importance of providing convenient banking. This is why we have expanded Banking Centers in both Northwest Indiana and South Chicagoland communities.

The You First Banking brand is a mindset that embodies our commitment to the individualized needs of customers who walk through our door or connect with us digitally. With Peoples Bank, a better customer experience will always be more important than just getting bigger. As Peoples Bank continues to grow in 2020, we are committed to delivering better banking and an exceptional experience to all of our stakeholders – our shareholders, our customers, our employees, and the communities that we serve.

Peoples Bank

A message from the President & Chairman



Benjamin J. Bochnowski
President, CEO



David A. Bochnowski
Executive Chairman

Shaping the future of Peoples Bank

2019 was a year of envisioning the future at Peoples Bank, and 2020 is when we will shape the future of our company. We continue to evolve, and our mission keeps us grounded as we move forward: to help our customers and communities be more successful. Our core values of Stability, Integrity, Community, and Excellence guide us every day as we grow and continue to expand the impact on the customers and communities we serve. Stability and integrity guide us through uncertain times, and recent macroeconomic events remind us that we must always be prepared to execute on our strategy in changing environments. We have withstood difficult economic conditions for over a century, and we stand ready to weather whatever storm that comes our way as we strive to create value for all of our stakeholders.

We engage to understand individual customer needs and provide alternatives so that our customers can achieve financial success on their terms. That drives development and investment in the products and solutions that are meaningful to our customers, and holds us accountable for the expectations we set for them.

Our business model is built on our mission, bringing together our customers and communities as we work to create value for both simultaneously. This focuses us strategically to grow the Bank in ways that make the most sense for our customers and create the most value for our shareholders. As our footprint has grown, we remain committed to helping the communities we serve grow economically. Partnerships with community organizations are designed to be sustainable and to have a meaningful impact.

Our vision is to provide a seamless customer experience, making banking with us easy by offering personalized advice, products, and services across self-service and assisted channels. Anticipating and understanding customer needs builds on the trust we have established over generations and improves our ability to build long-lasting relationships with our customers.

Shared Stakeholder Value

Net income for 2019 increased by 29.6% reaching $12.1 million, another record year for earnings. We successfully grew the loan portfolio by 18.6% and deposit base by 24.2%. At the same time, Peoples Bank was named as a Best Bank to Work for in America, and for the 14th consecutive year, one of the Top 200 Community Banks in America by *American Banker* magazine. To us, that is the definition of excellence that we strive for every day as we carry out our mission. Creating value for our employees and investing in the future is not a tradeoff to creating shareholder value; in fact, it supports continued shareholder value. As of December 31, 2019, our tangible book value per share stood at $38.85, which was a 16.0% increase compared to December 31, 2018.

2019 was another milestone as we continued our expansion into the Chicagoland market with the successful integration of A.J. Smith Federal Savings Bank. We now have six Banking Centers in the South Chicagoland market and have positioned ourselves for continued growth, organically and inorganically. Along with our new community partners, we have built teams of bankers that are aligned to our mission and values.

That strategy has been successful by many measures. Over a third of our residential mortgages are now in our Illinois market, along with nearly a quarter of our commercial loans. Deposits remained stable in our acquired branches through integration, and have now grown over 20% since closing. From our first integration in the market in 2018 through the end of 2019, customer satisfaction increased to 89% in the Illinois market. Our brand of *You First Banking* is resonating with our customers and living up to the potential that these mergers presented for our shareholders.

As a company, we strive for excellence every day. We elevated financial targets for our expansion into Illinois, and we exceeded them. Peoples Bank has a winning strategic plan with a management team committed to executing that plan and staying accountable to results.

Better Banking Keeps Getting Better

Over the past several years, we have made significant upgrades to our technology platforms. Internally, those enhancements have streamlined operations, enhanced risk management, improved the customer experience, and positioned us to dedicate more time to the customer. We have targeted several areas where we can deliver meaningful improvements and efficiencies in the coming year. Where we can make processes smoother, faster, and more consistent, we will provide a better experience and redirect resources to what matters to our customers.

The Bank's Wealth Management platform has been completely overhauled, giving our customers robust financial planning tools that ensure they are on track to meet their financial goals. Independent, transparent investment performance reporting allows for a better digital experience and streamlined investment advice. We continuously upgrade our residential mortgage platform, with responsive service that supported over $125 million of mortgage loan originations in 2019.

Our Business Banking team continues to expand and get results. Enhanced treasury management services and lending products have helped both the Bank and our customers grow. Peoples Bank was also named Lender of the Year by the Regional Development Company for our commercial lending efforts, beating out competitors that were many times our size.

Efficiency is built into everything we do in order to improve our responsiveness to customers and agility in executing our strategic plans. We have begun a multi-year plan to reposition our Banking Centers for the needs of individual communities. The Banking Center of the future will provide efficient service and operations while focusing on engaging the needs of our individual customers.

Technology will also improve risk management. Planned upgrades to the Bank's credit platform will provide faster responses to customers and better manage risk, and help automate certain parts of future CECL compliance. Information security and technology infrastructure enhancements are a continual process for the Bank, and we are committed to becoming as safe and resilient as possible.

110 Year Anniversary

As we reflect back on 110 years of corporate history, we are reminded of our continued tradition of community banking. We have always stayed true to our core values; we remain committed to the communities and customers we serve. Delivering an exceptional banking experience has always been our commitment to our customers.

Our core value of stability is embodied by our 110 years of service. We have served generations of families as customers, and have been lucky enough to serve with generations of families at Peoples Bank. For us, it is personal. Peoples Bank was founded by John Bochnowski, an immigrant to this country, who was committed to helping his community develop and grow to be more prosperous than the ones that so many left behind. We will continue to honor that spirit and strive for excellence so that we can deliver on our mission for generations to come.

We are all proud of what we have accomplished as a team, and our collective dedication to excellence has positioned us for further growth and an even better customer experience. We continue to recruit, develop, and retain a diverse workforce that can deliver on the expectations that all parties have for banks in today's environment. It is an exciting time at Peoples Bank as we move into to the future.

INTEGRITY

Integrity begins with treating people with respect and honesty. It is reflected in the reputation we have in the community and with our customers. We hold ourselves accountable to the commitment we make both internally and externally.

Peoples Bank continues to strive to be a value-driven organization by understanding our communities' needs and acting out of genuine concern for those that we serve. We measure success by meeting the individual needs of our customers.

Our commitment goes beyond that: Peoples Bank is focused on creating value for all of its stakeholders, and with that, sharing value creation for shareholders, customers, the community, and employees. This is evident in the values the Bank has created over the decades. While maintaining our status as a preferred employer and good community partner, Peoples Bank has also been chosen as the financial partner of choice for customers. Integrity is the foundation of our other values and helps us to grow and achieve great future success.

EXCELLENCE

At Peoples Bank, we strive for excellence at every level. From individual performance, to operating group results, to bank-wide initiatives, excellence is woven into everything we do. It is instilled within our future plans, who we are as people, and the results we achieve.

Peoples Bank is proud to be named one of the **Top 200 Community Banks** by American Banker magazine for the 14th consecutive year. We are again proud to be named one of the **Best Bank's to Work For** in America by the same publication.

Our commitment to excellence has resulted in a total return in Northwest Indiana Bancorp stock of 174.4% since the beginning of 2013 when the current management team transitioned into leadership. As we celebrate our 110th anniversary, our drive for excellence will guide and assist our growth in 2020 and beyond.

STABILITY

No matter where or how a customer interacts with the Bank, our platforms keep them connected and deliver a consistent customer experience. This is driven by Peoples Bank's commitment to providing stability across every customer touchpoint. That is true across our markets, including our most recent acquisition of AJS Bancorp, Inc.

For us, stability is central to Peoples Bank's strategic plan, independence, and future growth. Our goal is to be there for each and every customer at their points of need, so they can achieve their financial goals. This has led to significant investments in training and banking platforms to support consistent service delivery, no matter how the customer interacts with the Bank.

Stability is also ingrained in our credit decisions. We take pride in having a strong, stable loan portfolio and credit underwriting practices that helped us weather the Great Recession. Peoples Bank has a commitment to customers and investors to ensure stability in its credit portfolio not just now, but also in future credit cycles.

Our approach to systems and cybersecurity is also grounded in stability. Peoples Bank has made significant investments to increase reliability and security, as well as resiliency of the systems in the event of a breach. As we move into a new decade, our top priority will be to protect all of the Bank's information and systems in an increasingly challenging cyber environment.


12%
Health & Wellness
28%
Home Ownership & Household Stability
29%
Financial Literacy & Education
3%
Other
29%
Economic Development

2019 COMMUNITY SUPPORT

Peoples Bank's sense of community and genuine concern for our customers, employees, and the places they live is displayed in every Bank initiative. Our business model is rooted in our commitment to the local community. Last year, Peoples Bank's goal was to seek out opportunities to expand homeownership in underserved areas for families so they could become active participants in the local economy. As we move forward today, our focus and commitment to community remains the same.

In addition to the Bank's direct community support, Community First, the Bank's employee philanthropic committee, raised over $30,000 through employee-generated donations. With the Bank's matching of funds, the committee was able to donate $62,000 to local nonprofit organizations in Northwest Indiana and South Chicagoland.

Percentages do not add up to 100% due to rounding.

Peoples Bank donated $2,500 to Lake Area United Way. Employees volunteer their time throughout the year at events such as the dodgeball tournament (pictured) and the United Way Day of Caring Event.





Peoples Bank, along with the Community First Committee, donated $15,000 to the Food Bank of Northwest Indiana. Employees donate their time throughout the year to pack food and attend various events. For every dollar donated, 3 meals are provided.

COMM



Team Peoples (employees and their families) raised over $6,000 at the Cancer Resource Center Unite and Fight Cancer Walk. The Cancer Resource Center provides support and guidance to those with cancer and their families free of charge.

A group of Peoples Bank employees prepared taxes at no cost to those in need through the VITA (Volunteer Income Tax Assistance) Program. 20 Peoples Bank employees volunteered their time, totaling 278 volunteer hours.


Free Tax Preparation Saturday
Presented By Peoples Bank
A Proud Adopt-A-Site Sponsor
Northwest Indiana Asset Building Campaign

UNITY

Peoples Bank, along with the Community First Committee, donated $11,000 dollars to Campagna Academy. Campagna provides homes for children who do not have one and helps provide guidance for children to get them on a more successful path in life.





Additionally, employees baked cookies for the students during the holidays and conducted a school supply drive.

NorthWest Indiana Bancorp

FINANCIAL HIGHLIGHTS

(Dollars in thousands, except for per share ratios and data)	December 31, 2019	December 31, 2018
Earnings:		
Net revenue (a)	53,828	43,458
Noninterest expense	37,388	31,383
Pre-provision profit	16,440	12,075
Provision for loan losses	2,584	1,308
Net income	12,097	9,337
Earnings per common share data:		
Net income per share:		
Basic	3.53	3.17
Diluted	3.53	3.17
Cash dividends declared	1.23	1.19
Book value	$38.85	$33.50
Selected balance sheet data (period-end):		
Total assets	1,328,722	1,096,158
Loans	906,869	764,400
Deposits	1,154,370	929,786
Total stockholders' equity	134,103	101,464
Selected ratios:		
Return on Equity	9.54%	9.88%
Return on Assets	0.94%	0.93%
Common equity tier 1 capital to risk-weighted assets	11.8%	11.6%
Tier 1 capital to risk-weighted assets	11.8%	11.6%
Total capital to risk-weighted assets	12.7%	12.6%
Tier 1 capital to adjusted average assets	8.5%	8.6%

(a) Net revenue represents the Bancorp's net interest income, plus non-interest income.

MARKET INFORMATION

The Bancorp's Common Stock is not listed on any national securities exchange, but rather is quoted in the over-the-market on the OTC Pink Marketplace, which is maintained by OTC Markets Group, Inc., and on the OTC Bulletin Board, which is maintained by the Financial Industry Regulatory Authority, Inc., under the symbol "NWIN." The Bancorp's stock is not actively traded. As of February 25, 2020, the Bancorp had 3,463,136 shares of common stock outstanding and 614 stockholders of record. This does not reflect the number of persons or entities who may hold their stock in nominee or "street" name through brokerage firms. Any over-the-counter market quotations reflect inter-dealer prices without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

Year ended December 31, 2019	Per Share Prices High	Per Share Prices Low	Dividends Declared Per Common Share
1st Quarter	$ 44.40	$ 40.25	$ 0.30
2nd Quarter	44.00	41.30	0.31
3rd Quarter	45.40	43.55	0.31
4th Quarter	46.00	44.45	0.31

Year ended December 31, 2018	Per Share Prices High	Per Share Prices Low	Dividends Declared Per Common Share
1st Quarter	$ 45.00	$ 42.80	$ 0.29
2nd Quarter	44.55	42.75	0.30
3rd Quarter	46.00	42.85	0.30
4th Quarter	45.65	41.00	0.30

Book Value per Share


$28.37
$29.41
$32.14
$33.50
$38.85
2015
2016
2017
2018
2019

Basic Earnings per Share


$2.75
$3.20
$3.13
$3.17
$3.53
2015
2016
2017
2018
2019

Assets *(in millions)*


$964.8
$913.6
$927.2
$1,096.1
$1,328.7
2015
2016
2017
2018
2019

Dividends per Share


$1.06
$1.11
$1.15
$1.19
$1.23
2015
2016
2017
2018
2019

2019 Board of Directors

David A. Bochnowski, *Director since 1977*
Executive Chairman of the Bancorp
Former President and Chief Executive Officer of Peoples Bank

James L. Wieser, J.D., *Director since 1999*
Attorney, Wieser & Wyllie, LLP

Edward J. Furticella, *Director since 2000*
Former Executive Vice President and CFO of the Bancorp, Purdue University Northwest Professor Emeritus of Accounting, Florida Gulf Coast University, Adjunct Instructor of Accounting

Joel Gorelick, *Director since 2000*
Former President and Chief Operating Officer of the Bancorp, Charter Chairman Emeritus of the Lake County Economic Alliance, Inc., and Director and Chairman of the Audit Committee of the Indiana Economic Development Corporation

Kenneth V. Krupinski, *Director since 2003*
Retired Certified Public Accountant; past President of Swartz Retson & Co., P.C.

Anthony M. Puntillo, D.D.S., M.S.D., *Director since 2004*
Orthodontist, CEO of Puntillo and Crane Orthodontics, P.C.

Donald P. Fesko, O.D., FACHE, *Director since 2005*
President, Chief Executive Officer, Community Foundation of Northwest Indiana

Amy W. Han, Ph.D., *Director since 2008*
Director for Clinical Affairs and Education of Indiana University School of Medicine – Northwest

Danette Garza, J.D., CPA, *Director since 2013*
Attorney and Certified Public Accountant, CEO of Jack Gray Logistics Network, Inc.

Benjamin J. Bochnowski, *Director since 2014*
President, Chief Executive Officer of the Bancorp and Peoples Bank

Robert E. Johnson III, *Director since 2016*
President and Chief Executive Officer, Cimcor Inc.

Leroy F. Cataldi, P.D., *Director Emeritus*
Lourdes M. Dennison, *Director Emeritus*
Martin A. Dybel, *Director Emeritus*
Stanley E. Mize, *Director Emeritus*
Gloria C. Gray Weissman, *Director Emeritus*

2019 Board Committees

Compensation and Benefits

Donald P. Fesko, *Chair*
Anthony M. Puntillo, *Vice-Chair*
Amy Han
James L. Wieser

Executive Committee

David A. Bochnowski, *Chair*
Joel Gorelick, *Vice-Chair*
Benjamin J. Bochnowski
Edward J. Furticella
Amy Han
Kenneth V. Krupinski
Anthony M. Puntillo
James L. Wieser

Nominating and Corporate Governance

Kenneth V. Krupinski, *Chair*
Amy Han, *Vice-Chair*
Donald P. Fesko
Edward J. Furticella
Danette Garza
Robert E. Johnson III
Anthony M. Puntillo
James L. Wieser

Risk Management

Robert E. Johnson, *Chair*
Danette Garza, *Vice-Chair*
Edward J. Furticella
Kenneth V. Krupinski
Anthony M. Puntillo

Strategic Planning

Anthony M. Puntillo, *Chair*
Donald P. Fesko, *Vice-Chair*
Edward J. Furticella
Danette Garza
Joel Gorelick
Robert E. Johnson III
Kenneth V. Krupinski
James L. Wieser

Wealth Management

Amy Han, *Chair*
James L. Wieser, *Vice-Chair*
Danette Garza
Kenneth V. Krupinski

Executive Team

David A. Bochnowski
Executive Chairman

Benjamin J. Bochnowski
President, Chief Executive Officer

Robert T. Lowry
Executive Vice President, Chief Financial Officer and Treasurer

Leane E. Cerven
Executive Vice President, General Counsel and Corporate Secretary

Tanya A. Leetz
Executive Vice President, Chief Information and Technology Officer

Todd M. Scheub
Executive Vice President, Chief Banking Officer


Peoples Bank
Map represents the Peoples Banking Center Network.
Chicago–Garfield Ridge
Lemont
Orland Park
(3 locations)
Midlothian
Whiting
East Chicago
Hammond
(2 locations)
Gary
Munster
(Corporate Center)
Highland
Hobart
Dyer
Schererville
Merrillville
(2 locations)
Valparaiso
St. John
Crown Point
Winfield

Stock Transfer Agent
Broadridge Corporate Issuer Solutions

Independent Auditors
Plante & Moran, PLLC
10 S. Riverside Plaza, 9th Floor
Chicago, Illinois 60606-3564

Special Legal Counsel
Barnes & Thornburg LLP
11 S. Meridian Street
Indianapolis, Indiana 46204

Annual Stockholders Meeting
The Annual Meeting of Stockholders of NorthWest Indiana Bancorp will be held at 8:00 am CT on May 15, 2020 at:

The Center for Visual & Performing Arts
1040 Ridge Road
Munster, Indiana 46321

Annual Report on Form 10-K
A copy of the Annual Report on Form 10-K, for the NorthWest Indiana Bancorp, as filed with the Securities and Exchange Commission, will be furnished without charge to stockholders as of the record date upon written request to the:

Corporate Secretary
NorthWest Indiana Bancorp
9204 Columbia Avenue
Munster, Indiana 46321

Peoples Bank

(Subsidiary of NorthWest Indiana Bancorp)

CORPORATE HEADQUARTERS
9204 Columbia Avenue
Munster, IN 46321